Exhibit 99.1

Angelica Reports Second Quarter and First Half Results

    ST. LOUIS--(BUSINESS WIRE)--Aug. 19, 2003--Angelica Corporation (NYSE:AGL) announced today improved second quarter and first half net income, with lower operating earnings for the quarter being supplemented by a non-recurring item. Per share income was $.34 ($.33 diluted) in the second quarter ended July 26, 2003 compared with a loss from continuing operations of $.13 last year, and was $.60 per share for the first half of this year compared with earnings of $.13 last year. Operating earnings for Textile Services, the larger segment, were lower for the second quarter and first half; and Life Uniform, the retail segment, had an operating loss in the quarter and half. The non-recurring item supplementing operating earnings was a $1,848,000 pretax distribution in connection with the liquidation of the parent company of General American Life Insurance Company, issuer of life insurance policies owned by Angelica for funding supplemental pension and deferred compensation benefits.
    Combined sales and revenues increased 1.4 percent to $89,724,000 in the second quarter compared with $88,526,000 in the same period last year, as revenue gains at Textile Services offset a significant sales decrease at Life Uniform. Second quarter net income was $2,980,000 or $.34 per share ($.33 diluted) compared with a loss of $2,102,000 in the second quarter last year ($.24 per share) which included losses of $1,141,000 from continuing operations and $961,000 from discontinued operations. As previously noted, results of the second quarter last year have been restated as required by current accounting rules to classify the prepayment penalty paid to lenders last year to refinance the Company's debt as an ordinary item instead of as an extraordinary item. As reported last year and before restatement of the extraordinary item, last year's second quarter results from continuing operations were earnings of $.38 per share ($.37 diluted). Comparatively, excluding the General American distribution, earnings would have been $.19 per share in the second quarter this year.
    For the first half of the year, combined sales and revenues were $182,763,000 compared with $181,783,000 in the comparable prior period, an increase of 0.5 percent. First half net income was $5,320,000 or $.60 per share, which includes the $1,848,000 pretax distribution mentioned above. This compares with income from continuing operations last year of $1,152,000 or $.13 per share, which includes the prepayment penalty paid to lenders, and also compares with a net loss last year of $4,256,000 or $.49 per share, which includes discontinued operations.
    In the Textile Services segment, second quarter revenues increased
6.2 percent to $70,963,000 compared with $66,795,000 in the second quarter last year. Revenues continue to benefit from previous increases in net new business (defined as new business installed less lost business). Operating earnings in the second quarter were $5,655,000 compared with $6,651,000 in the prior year, a decrease of
15.0 percent, as higher energy and fuel costs as well as increased workers' compensation accruals had a negative effect on earnings. Last year's second quarter also included a pretax gain of $474,000 on the sale of Textile Services' Denver plant. Although reported earnings are below last year, this segment remains on plan to report higher earnings for the full fiscal year, the difference being higher accruals in this year's first half for workers' compensation costs relative to the same period last year and the impact of increasing revenues in the second half.
    Strong reinvestment by Textile Services continues in both labor-saving and energy-efficient equipment as well as new plants, with capital expenditures for this year's first half totaling $12,427,000 compared with $4,425,000 in the prior year. The new Phoenix, AZ plant will be fully operational in September, and work continues on a new plant in Columbia, SC expected to be on line at the end of this fiscal year. Textile Services also is actively evaluating acquisition opportunities, including on-premise laundries of acute-care hospitals as well as competitive plants. Caution is being exercised in acquisition due diligence in order to optimize the opportunity for success of any acquisition made.
    In the second quarter, Life Uniform experienced much lower sales compared to last year. Sales of $18,761,000 in the quarter compared with $21,731,000 last year, a decrease of 13.7 percent. Same-store sales, which have been negative every month this year, were down 8.7 percent for the second quarter and down 8.0 percent for the first half of this year. It is believed that sales are lower for a number of reasons, including weak consumer confidence and a shortage and low turnover of nurses. Reflecting the sharply lower sales levels, Life's operations resulted in a loss of $854,000 for the second quarter compared with earnings of $522,000 in the prior year period. Expense control efforts are having a positive impact on earnings, but have not been able to offset the impact of lower sales. Efforts to maximize sales from each of Life's four distribution channels (retail stores, catalogue, e-commerce and on-the-job shopping) are receiving increased attention. Investment in the replacement of Life's three major information systems is nearing the end, as the final installation of new point-of-sale equipment in the stores should be completed soon. These integrated systems will provide better information to Life's management team and are expected to have a positive impact on the profitability of the business.
    Cash flow from operations remained strong in the second quarter and first half. Despite increased capital investment, total debt decreased again in the quarter and was $10,585,000 at quarter end. This compares with $20,811,000 at the beginning of this fiscal year.
    Don W. Hubble, Chairman, President and Chief Executive Officer of Angelica said, "We still expect our Textile Services segment to achieve its operating budget for the year and to outperform last year, but the same cannot be said for Life Uniform, where consumer spending in our market continues to be very weak." He went on to say, "As a consequence of the performance of Life to date, we need to adjust our earnings expectations. We now believe that earnings for continuing operations for the fiscal year (excluding the General American distribution) will be flat to slightly up compared with the $1.27 ($1.25 diluted) reported last year, which excluded impact of the prepayment penalty."
    Angelica Corporation, traded on the New York Stock Exchange under the symbol AGL, provides textile rental and linen management services to healthcare institutions, and operates a national chain of retail healthcare uniform and shoe stores with a fully-integrated catalogue and e-commerce operation.



Unaudited results for second quarter and first half ended
July 26, 2003 compared with same periods ended July 27, 2002
(dollars in thousands except per share amounts):


                                              Second Quarter
                                            -----------------
                                             Fiscal  Fiscal   Percent
                                              2004    2003   Inc (Dec)
                                            -------- -------- --------
Continuing Operations:
----------------------
Combined sales and revenues:
  Textile Services                          $70,963  $66,795     6.2
  Life Uniform                               18,761   21,731   (13.7)
                                            -------- --------
  Total                                     $89,724  $88,526     1.4

Income from operations:
  Textile Services                           $5,655   $6,651   (15.0)
  Life Uniform                                 (854)     522     n/m
  Corporate expense                          (2,205)  (2,111)    4.5
                                            -------- --------
  Total                                      $2,596   $5,062   (48.7)

Interest expense                              $(155)   $(684)  (77.3)
Non-operating income(a)                      $1,878     $291   545.4
Loss on early extinguishment of debt(b)          --  $(6,783)    n/m

Pretax income (loss)                         $4,319  $(2,114)    n/m
Income (loss) from continuing operations     $2,980  $(1,141)    n/m

Earnings (loss) per share:
        - Basic                                $.34    $(.13)    n/m
        - Diluted                              $.33    $(.13)    n/m

Discontinued Operations:
------------------------
Loss from discontinued
  operations, net of tax                         --    $(961)

Combined Continuing and
-----------------------
Discontinued Operations:
------------------------
Net income (loss)                            $2,980  $(2,102)    n/m
Earnings (loss) per share:
        - Basic                                $.34    $(.24)    n/m
        - Diluted                              $.33    $(.24)    n/m


                                                First Half
                                            -----------------
                                             Fiscal   Fiscal  Percent
                                              2004     2003  Inc (Dec)
                                            -------- -------- --------
Continuing Operations:
----------------------
Combined sales and revenues:
  Textile Services                         $142,346  $135,176     5.3
  Life Uniform                               40,417    46,607   (13.3)
                                           --------- ---------
  Total                                    $182,763  $181,783     0.5

Income from operations:
  Textile Services                          $11,113   $12,535   (11.3)
  Life Uniform                                 (719)    1,223     n/m
  Corporate expense                          (4,131)   (3,729)   10.8
                                           --------- ---------
  Total                                      $6,263   $10,029   (37.6)

Interest expense                              $(393)  $(2,246)  (82.5)
Non-operating income(a)                      $1,915      $413   363.7
Loss on early extinguishment of debt(b)          --   $(6,783)    n/m

Pretax income (loss)                         $7,785    $1,413   451.0
Income (loss) from continuing operations     $5,320    $1,152   361.8

Earnings (loss) per share:
        - Basic                                $.60      $.13   361.5
        - Diluted                              $.60      $.13   361.5


Discontinued Operations:
------------------------
Loss from discontinued
  operations, net of tax                         --   $(5,408)

Combined Continuing and
-----------------------
Discontinued Operations:
------------------------
Net income (loss)                            $5,320   $(4,256)    n/m
Earnings (loss) per share:
        - Basic                                $.60     $(.49)    n/m
        - Diluted                              $.60     $(.49)    n/m


Footnotes:

(a) Includes in the second quarter of fiscal 2004 a $1,848,000 pretax distribution in connection with the liquidation of the parent company of General American Life Insurance Company, which is the issuer of various life insurance policies owned by Angelica for funding benefits under supplemental pension and deferred compensation plans.

(b) In the second quarter of fiscal 2003, a prepayment penalty was paid to lenders in connection with the complete refinancing of the Company's debt. In accordance with FASB Statement No. 4, that prepayment penalty was treated as an extraordinary item. Under FASB Statement No. 145, effective for fiscal 2004, the prepayment penalty is treated as an ordinary rather than extraordinary item. Accordingly, the results for fiscal 2003 have been restated to reflect this change in accounting treatment.




Unaudited condensed balance sheets as of July 26, 2003 and January 25, 2003 (dollars in thousands):


                                                    July 26,  Jan. 25,
                                                      2003      2003
                                                    --------  --------

Current assets:
   Cash and short-term investments                 $  4,246  $ 18,166
   Receivables, net                                  36,214    35,316
   Inventories                                       11,711    13,395
   Linens in service                                 34,102    32,520
   Other                                              8,810    11,333
   Net current assets of discontinued segment             -     2,162
                                                    --------  --------
      Total current assets                           95,083   112,892
Property and equipment, net                          86,610    78,553
Other long-term assets                               36,808    36,839
                                                    --------  --------

Total assets                                       $218,501  $228,284
                                                    ========  ========

Current liabilities:
   Current maturities of long-term debt            $    184  $    237
   Accounts payable                                  19,458    19,905
   Other                                             28,322    31,453
                                                    --------  --------
     Total current liabilities                       47,964    51,595
Long-term debt, less current maturities              10,401    20,574
Other long-term liabilities                          16,239    16,455
Shareholders' equity                                143,897   139,660
                                                    --------  --------

Total liabilities and shareholders' equity         $218,501  $228,284
                                                    ========  ========


Forward-Looking Statements:

    Any forward-looking statements made in this document reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. These potential risks and uncertainties include, but are not limited to, competitive and general economic conditions, the ability to retain current customers and to add new customers in competitive market environments, competitive pricing in the marketplace, delays in the shipment of orders, availability of labor at appropriate rates, availability and cost of energy and water supplies, the cost of workers' compensation and healthcare benefits, the ability to attract and retain key personnel, actual charges to the restructuring reserve significantly different from estimated charges, unusual or unexpected cash needs for operations or capital transactions, the effectiveness of certain expense reduction initiatives, the ability to obtain financing in required amounts and at appropriate rates, and other factors which may be identified in the Company's filings with the Securities and Exchange Commission.

    Note: Financial statements are available at URL:
http://www.businesswire.com/cgi-bin/photo.cgi?pw.081903/bb10

    CONTACT: Angelica Corporation, St. Louis
             Don W. Hubble or T. M. Armstrong, 314-854-3800 www.angelica.com